EXHIBIT 99.1

                                  PRESS RELEASE

MALLINCKRODT TO REDEEM RIGHTS PLAN;
DECLARES QUARTERLY DIVIDEND.

         ST. LOUIS, Mo., February 17, 1999 - Mallinckrodt Inc. (NYSE:MKG) announced today that it has redeemed the rights issued pursuant to the Rights Agreement, dated Feb. 19, 1996, as amended Sept. 2, 1998, between Mallinckrodt and the First National Bank of Chicago as Rights Agent.

         Under the terms of the Rights Agreement, shareholders of record as of the Record Date, which will be March 15, 1999, are entitled to receive a redemption payment of five cents per right, or share.

         Mallinckrodt's directors also declared a dividend of 11.5 cents per share of the company's common stock, payable March 31, 1999 to shareholders of record at the close of business on March 15, 1999. It is the company's intent to recommend to the Board of Directors that the regular quarterly dividend of 16.5 cents per share of common stock be continued in future quarters.

         Payment of the redemption price of five cents per share of the company's common stock and the dividend of 11.5 cents per share will be mailed on March 31 to the shareholders of record March 15.

         In August 1998, Mallinckrodt announced it had agreed, in response to concerns raised by some shareholders, that on or before the date of the company's 1999 annual meeting it would either terminate the current rights plan or put the existing plan to a shareholder vote. By terminating the rights plan,
C. Ray Holman, chairman and chief executive officer stated "the company's Board of Directors desired to avoid the distraction and expense that would necessarily arise in seeking a shareholder vote. We would prefer to remain totally focused on our goal of building shareholder value through solid growth of the company's businesses."

         Mallinckrodt's directors also declared the regular $1.00 per share quarterly dividend on Mallinckrodt's 4 percent cumulative preferred stock, payable on March 31, 1999, to shareholders of record at the close of business on March 15, 1999.

         Based in St. Louis, Mo., Mallinckrodt has three healthcare product groups--Imaging, Pharmaceuticals and Respiratory. The Company operates in more than 100 countries and had fiscal 1998 net sales of $2.4 billion. The Mallinckrodt web site address is www.mallinckrodt.com.